Exhibit 99.1

ADOMANI® Reports Fourth Quarter and Full Year 2019 Results

CORONA, CA / ACCESSWIRE / March10, 2020 / ADOMANI, Inc. (OTCQB: ADOM), a provider of new zero-emission purpose-built electric vehicles and drivetrain solutions,  today announced its results for the fourth quarter and full year ended December 31, 2019. ADOMANI does not plan to host an earnings call.

Highlights

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Reported sales of approximately $2.0 million for the quarter and approximately $12.6 million for the year ended December 31, 2019. While sales during 2019 increased 2.5x as compared to the previous year’s sales, we did not achieve our expectations for sales of $14.1 million, in part because HVIP funding administrative issues prevented us from delivering trucks and cargo vans in our possession with a combined revenue of approximately $1.2 million. In addition, $313,000 in non-recurring legacy, non-drivetrain revenue that we previously expected to recognize in 2019 from the sale of one complete zero-emission all-electric school bus being produced by a former partner was delayed and is now expected to be recognized in 2020. This combined $1.5 million, had it been recognized in 2019 and not pushed into 2020, would have increased our 2019 revenue to the targeted $14.1 million.

•	Backlog at December 31, 2019 was $3.1 million.
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We are excited about a number of new international opportunities that we learned about in 2019 in Ukraine, Mexico, South America and a number of other countries and have been investigating them diligently.  While we are confident a number of them may develop into projects, we continue to work through the laborious process as of the date of this release. In the Philippines, we delivered the first 10 e-trikes from the 250 vehicle purchase order we received in early 2019, and the next 50 are in production.

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In December 2019, we signed a lease for warehouse space in Corona, California. The facility will be used to conduct research and development activity, stage materials, assemble and/or manufacture vehicles, perform pre-delivery inspections, test demo vehicles, and securely store vehicles, equipment, parts and finished vehicle inventories.

Jim Reynolds, CEO of ADOMANI, commented, “In 2019, we derived a substantial portion of our revenue from sales of drivetrains for the Blue Bird all-electric school bus.  While we experienced substantial growth in 2019 as compared to 2018, we believe we will benefit in 2020 from additional diversification of both our customer base and our product offerings, provided we can solve the administrative missteps of the CARB/HVIP programs that have temporarily made those incentive programs unavailable to us and therefore have impacted our ability to deliver product that we have available today to deliver to customers whose orders constitute the bulk of our backlog. We also believe that access to CARB/HVIP funding would result in a significant increase in orders and backlog once the many interested parties we have demonstrated our electric vehicles to know they can benefit from the buy-down funds.   Additional incentive funds that we expect will also be available in 2020 and will spur demand for electric vehicles  include, among other potential available incentives, California Energy Commission (CEC) funding for zero-emission all-electric vehicles;  additional grant funding available from states such as Michigan, Indiana, New York and Florida;  programs for electric infrastructure from utilities in California and a number of other states; as well as the release of millions from available Volkswagen settlement funding, which we believe will allow us to accelerate accepting orders  for our new trucks, cargo vans and chassis, with deliveries potentially starting as early as the third quarter 2020.”

Mr. Reynolds concluded, “Finally, reviewing key profit metrics, in 2019, we had approximately $1.2 million in non-cash charges. That figure is expected to be reduced to less than $500,000 in 2020, which would have a positive impact on our bottom line. We continue to believe that, if we are able to effectively execute our business plan and capitalize on the opportunities that are presented to us, we will be profitable in late 2020.”

Fourth Quarter and Full Year 2019 Financial Results

Sales were $2,011,000 and $12,561,000 for the three months and year ended December 31, 2019, respectively, compared to $1,184,000 and $5,011,000 for the three months and year ended December 31, 2018. Cost of sales were $1,853,000 and $11,627,000 for the three months and year ended December 31, 2019, compared to cost of sales of $1,149,000 and $4,878,000 for the three months and year ended December 31, 2018.

General and administrative expenses in the fourth quarter of 2019 were $1,282,000 compared to $ 1,331,000 in the fourth quarter of 2018, a decrease of $49,000, which was primarily related to a $310,000 decrease in non-cash stock-based compensation expense in 2019, offset by a $271,000 increase in bad debt expense in 2019. The fourth quarter 2019 general and administrative expenses include approximately $325,000 in non-cash charges, including $39,000 in stock-based compensation expense and $271,000 in bad debt expense.

General and administrative expenses were approximately $5.7 million for the year ended December 31, 2019 compared to approximately $10.7 million for the same period in 2018, a decrease of approximately $5.0 million, which primarily related to an approximately $5.6 million decrease in non-cash stock-based compensation expense, reduced by increases in legal and professional fees, insurance expense, payroll expense and in advertising and marketing expenses.  The approximately $5.7 million in general and administrative expenses for the year ended December 31, 2019 includes approximately $1.1 million in non-cash charges, including $769,000 in stock-based compensation expense and $274,000 bad debt expense.

Consulting expenses were $333,000 and $171,000 for the years ended December 31, 2019 and 2018, respectively. The increase is due to an increase in sales and marketing consulting and to supply chain-related consulting activity during the year ended December 31, 2019. Consulting expense for 2019 includes $55,000 non-cash charges.

Research and development expenses were $109,000 and $686,000   for the years ended December 31, 2019 and 2018, respectively. The decrease is due primarily to the write-down of property and equipment in 2018, as well as to the timing of certain expenditures.

Total net operating expenses for the fourth quarter of 2019 decreased by $68,000 compared to the fourth quarter of 2018 primarily due to a $311,000 reduction in 2019 non-cash stock-based compensation expense discussed above, mostly offset by the $274,000 increase in bad debt expense. Total net operating expenses decreased by approximately $5.4 million for the year ended December 31, 2019 as compared to the same period in 2018 primarily due to the approximately $5.6 million reduction in non-

cash stock-based compensation expense discussed above, reduced by increases in the other general and administrative expense items discussed above.

Net loss in the fourth quarter of 2019 was approximately $1.2 million, of which $347,000 related to non-cash expenses, the majority of which are discussed above. The 2019 quarterly loss compares to a net loss of approximately $1.3 million in the fourth quarter of 2018. The total non-cash expenses included in the net loss totals for the quarter ended December 31, 2018 were $364,000.

Net loss for the year ended December 31, 2019 was approximately $5.2 million, of which $1.2 million related to non-cash expenses described above.  The net loss for the year ended December 31, 2018 was approximately $11.0, the primary reason for the decrease in the 2019 loss being the reduction in non-cash stock-based compensation expense discussed above. The total non-cash expenses included in the net loss totals for the year ended December 31, 2019 and 2018 were approximately $1.2 million and $7.1 million, respectively.

As of December 31, 2019, the Company had cash, cash equivalents, and short-term investments of approximately $7.2 million and debt of approximately $5.8 million, as compared to approximately $7.7 million of cash, cash equivalents and short-term investments and approximately $1.7 million of debt as of December 31, 2018. Working capital at December 31, 2019 was approximately $2.7 million as compared to approximately $7.2 million at December 31, 2018.

About ADOMANI®

ADOMANI, Inc. is a provider of new zero-emission electric vehicles and is a provider of zero-emission electric drivetrain systems for integration medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI’s zero-emission electric  vehicles are focused on reducing the total cost of vehicle ownership help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

Renmark Financial Communications, Inc.

Joshua Lavers: jlavers@renmarkfinancial.com

Telephone: (416) 644-2020, ext. 3409 or (514) 939-3989

SOURCE: ADOMANI, Inc.